Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Quidel Corporation 2001 Equity Incentive Plan of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of Quidel Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Quidel Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
April 30, 2010